UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549
FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 4)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☑
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)           ☐
Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
IsoTis S.A.
(Name of Subject Company)
Not Applicable
(Translation of Subject Company’s Name into English (if applicable))
Switzerland
(Jurisdiction of Subject Company’s Incorporation or Organization)
IsoTis, Inc.
(Name of Person(s) Furnishing Form)
Common Shares, representing nominal value of CHF 1 each
(Title of Class of Subject Securities)
Common Shares — ISIN CH0012572522
(CUSIP Number of Class of Securities (if applicable))
Pieter Wolters
President and Chief Executive Officer
2 Goodyear, Suite B
Irvine, California 92618
(949) 595-8710
(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
December 15, 2006
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
          The following documents are attached as exhibits to this Amendment No. 4 to Form CB:

Exhibit No.	Description
99.5****	Dutch/Canadian Offer Memorandum, dated December 14, 2006.

99.6****	Swiss Offer Memorandum, dated December 14, 2006.
Item 2. Informational Legends
          A legend complying with Rule 802(b) of the Securities Act of 1933, as amended, is included in the documents filed as Exhibits 99.1 through 99.10 to this Amendment No. 4 to Form CB.
PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
(1)	Reports or Information Made Publicly Available in Connection with the Transaction but Not Disseminated to Security Holders
          The following documents are attached as exhibits to this Amendment No. 3 to Form CB:

Exhibit No.	Description
99.1*	Press Release, dated November 6, 2006, announcing the exchange offer.

99.2*	Pre-Announcement of the exchange offer, dated November 6, 2006.

99.3**	Press Release, dated December 1, 2006, updating the status of the exchange offer.

99.4***	Press Release, dated December 7, 2006, announcing the appointment of David Gill as a director.

99.7****	English translation of an advertisement published in the Netherlands, dated December 14, 2006, announcing the commencement of the exchange offer.

99.8****	English translation of a publication filed in the Official Pricing Statement of Euronext Amsterdam, dated December 14, 2006, announcing the commencement of the exchange offer.

99.9****	Press Release, dated December 15, 2006, announcing the commencement of the exchange offer.

99.10	Advertisement placed in the Wall Street Journal, dated December 22, 2006, announcing the commencement of the exchange offer.

*	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Form CB, filed on November 6, 2006.

**	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 1 to Form CB, filed on December 4, 2006.

***	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 2 to Form CB, filed on December 8, 2006.

****	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 3 to Form CB, filed on December 15, 2006.
(2)	Documents Incorporated by Reference into the Home Jurisdiction Documents
          Not Applicable.
(3)	Power of Attorney
          Not Applicable.
PART III – CONSENT TO SERVICE OF PROCESS
(1)	Power of Attorney
          Not Applicable.
(2)	Change in Name or Address of Agent for Service
          Not Applicable.

PART IV – SIGNATURES
          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ISOTIS, INC.

By:	/s/ Robert J. Morocco

Name: Robert J. Morocco
Title: Chief Financial Officer/Treasurer and Secretary
Date: December 22, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1*	Press Release, dated November 6, 2006, announcing the exchange offer.

99.2*	Pre-Announcement of the exchange offer, dated November 6, 2006.

99.3**	Press Release, dated December 1, 2006, updating the status of the exchange offer.

99.4***	Press Release, dated December 7, 2006, announcing the appointment of David Gill as a director.

99.5****	Dutch/Canadian Offer Memorandum, dated December 14, 2006.

99.6****	Swiss Offer Memorandum, dated December 14, 2006.

99.7****	English translation of an advertisement published in the Netherlands, dated December 14, 2006, announcing the commencement of the exchange offer.

99.8****	English translation of a publication filed in the Official Pricing Statement of Euronext Amsterdam, dated December 14, 2006, announcing the commencement of the exchange offer.

99.9****	Press Release, dated December 15, 2006, announcing the commencement of the exchange offer.

99.10	Advertisement placed in the Wall Street Journal, dated December 22, 2006, announcing the commencement of the exchange offer.

*	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Form CB, filed on November 6, 2006.

**	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 1 to Form CB, filed on December 4, 2006.

***	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 2 to Form CB, filed on December 8, 2006.

****	Previously furnished to the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 3 to Form CB, filed on December 15, 2006.